UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016 (November 29, 2016)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2016, Steven M. Liff resigned from the board of directors (the “Board”) of Vince Holding Corp. (the “Company”) and from the nominating and corporate governance committee of the Board, effective immediately.  Mr. Liff’s resignation did not involve a disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On November 29, 2016, pursuant to the Company’s certificate of incorporation, Sun Cardinal, LLC (“Sun Cardinal”), an affiliate of Sun Capital Partners, Inc. (“Sun Capital”), appointed Ryan J. Esko to the Board as a Class II director, effective immediately.  Mr. Esko will fill the vacancies created by Mr. Liff’s resignation.

Mr. Esko will serve on the nominating and corporate governance committee of the Board.

Mr. Esko is the Chief Executive Officer and Chairman of Smokey Bones Bar and Grill, which is 100% beneficially owned by affiliates of Sun Capital (together with Sun Capital, the “Sun Entities”).  The Sun Entities beneficially own a majority of the Company’s common stock.

Pursuant to the Company’s certificate of incorporation, so long as the Sun Entities be neficially own at least 30% of the then outstanding shares of the Company’s common stock, Sun Cardinal has the right to designate the majority of the Board, to fix the size of the Board and to designate the chairman of the Board and the chairman of each committee of the Board.

Mr. Esko will receive a standard annual cash compensation from the Company for serving on the Board.  Mr. Esko will not receive any equity compensation.

There are no family relationships between Mr. Roach and any director, executive officer or nominees thereof of the Company.  There are no related party transactions between the Company and Mr. Esko that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: December 2, 2016	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer